Exhibit 99.1

   PRESS RELEASE

Ralcorp Postpones Announcement of Fourth Quarter and
Full Fiscal Year 2011 Earnings Due to Anticipated
Non-Cash Goodwill Impairment Charge Related to the Post Cereals Business

Ralcorp Estimates Full Fiscal Year 2011 Adjusted Diluted EPS of $5.21 to $5.27

ST. LOUIS, MO (Nov. 4, 2011) – Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has postponed the announcement of its fourth quarter and full fiscal year 2011 earnings originally scheduled for November 8, 2011, pending the completion of a goodwill impairment analysis of its Post® cereals business.  The Company expects to announce financial results for the fourth quarter and full fiscal year 2011 by November 29, 2011.

The anticipated goodwill impairment charge would represent a non-cash accounting adjustment to the Company's financial statements, which will not affect adjusted diluted earnings per share, cash flows or liquidity.  Excluding the anticipated accounting charge and certain other unusual, infrequent or non-recurring items, the Company estimates adjusted diluted earnings per share of $5.21 to $5.27 for the full fiscal year ended September 30, 2011.  The Company confirmed that its private brand businesses performed well overall during the fourth quarter of fiscal 2011.

At June 30, 2011, the Company had goodwill totaling approximately $1.8 billion related to the acquisition of the Post cereals business in fiscal 2008.  U.S. generally accepted accounting principles require companies to perform an annual test for goodwill impairment.  As a result of a preliminary review of the Post cereals business by the recently appointed Post management team, the Company initiated a goodwill impairment test as of September 30, 2011, indicating that the goodwill related to the Post acquisition was likely impaired.  The completion of this analysis will determine the amount of the impairment to be recognized.

Due to the delay, the Company has postponed the conference call for investors scheduled for November 9, 2011 and will reschedule the call when the financial results for the fourth quarter and full fiscal year 2011 are finalized.

Non-GAAP Financial Measure

Adjusted diluted earnings per share is a non-GAAP financial measure that does not comply with accounting principles generally accepted in the United States, or GAAP, because it is adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  This non-GAAP financial measure, which is not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  This non-GAAP measure supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.  Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of intangible asset impairments and accelerated amortization, adjustments for economic hedges, provision for legal settlement, merger and integration costs, Post separation costs, and amounts related to plant closures.  Due to the uncertainty regarding the amount of the anticipated goodwill impairment charge, the Company is unable to include such amount in its estimate of diluted earnings per share for the full fiscal year ended September 30, 2011 or to provide a reconciliation of adjusted diluted earnings per share to diluted earnings per share.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations (including future revenues, earnings per share and leverage ratios), competitive pressures, future sales volume, significant increases in the costs of certain commodities, packaging and freight, timely implementation of future price increases, successful execution of the cost reduction program and resulting improvements to operating profit and earnings per share, changes in tax laws, successful integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.

Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta.  For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091